Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release:	Contact: John Daniel
Wednesday, April 2, 2003	(215) 862-7900

KEY ENERGY PROVIDES ACTIVITY UPDATE

MIDLAND, TX, April 2, 2003 — Key Energy Services, Inc. (NYSE: KEG) announced today that activity levels for the quarter ending March 31, 2003 will be in line with original guidance.  Rig hours for February 2003 totaled approximately 175,000 while trucking hours for February 2003 totaled approximately 214,000.  The Company currently estimates that rig hours for the March 2003 quarter will total between 568,000 and 573,000 and that trucking hours for the March 2003 quarter will total between 688,000 and 692,000.  In addition, the Company estimates that revenues for the March 2003 quarter will total between $210 million and $214 million.

During the March 2003 quarter, industry conditions continued to improve due mainly to the continued strength of commodity prices and the significant increase in the U.S. land drilling rig count.  The Company expects drilling, workover and production services activity to continue to improve as a result of increasing well drilling permits and strong commodity prices, particularly for natural gas.  Based on these strong fundamentals, the Company elected to accelerate its preparation for this expected upturn through additional repair and maintenance spending on its equipment and by increasing its workforce by nearly 300 employees.  Together, these actions will help position the Company for higher activity levels anticipated in the coming months.

Despite the strong fundamentals, inclement weather, in the form of heavy ice and snow storms, significantly impacted activity levels in the Company’s North Texas, Rocky Mountain and Eastern divisions and, in some cases, required temporary shutdowns of operations in February and March.  Specifically, weekly rig and trucking hours during the weather-impacted weeks dropped to as low as 42,800 and 51,100, respectively, compared to current weekly rig and trucking hours of approximately 47,000 and 55,000, respectively.  The Company took advantage of the weather-related downtime by accelerating its repair and maintenance spending.  Additionally, as previously announced, during the March 2003 quarter, the Company streamlined and consolidated  its pressure pumping division, American Energy Services (“AES”), by closing two facilities, reducing administrative costs and relocating those assets to higher margin operations.  These facility closures and consolidation resulted in approximately $1.25 million of incremental expense during the quarter.  By focusing the pressure pumping operations in regions where the Company is the market leader in well servicing, AES has benefited from Key’s cross-marketing efforts with its existing well servicing clients and has improved its financial performance significantly over the December 2002 quarter.

As a result of the higher operating costs, primarily due to the Company’s increased investment in equipment and people, the negative impact of weather and the consolidation costs associated with AES, the Company is lowering its EBITDA(1) and EPS estimates for the March 2003 quarter to $34 million to $38 million and ($0.02) to $0.00, respectively.  In response to increased spending and investment in equipment and employees, the Company began initiating pricing increases in most of its divisions, with these increases scheduled to become effective throughout the June 2003 quarter.

(1) EBITDA represents earnings before interest expense, taxes, depreciation, depletion, and amortization and bad debt expense for the quarter ended March 31, 2003.  Management believes that EBITDA is sometimes useful to compare the operating results of companies within an industry due to the fact that it eliminates the effects of certain financing decisions.  However, EBITDA should not be considered as an alternative to generally accepted accounting principles measures of performance, such as net income.  The Company used the following assumptions to reconcile EBITDA to  income before taxes for the quarter ended March 31, 2003: (i) approximately $12 million of interest expense, (ii) approximately $26 million of depreciation, depletion and amortization expense, and (iii) approximately $200,000 of bad debt expense.  Therefore, the EBITDA range of $34 million to $38 million reconciles to a range of loss before taxes of $4.2 million to $0.

Francis D. John, Chairman and CEO, commented, “Because of continued strengthening of industry fundamentals, the Company initiated steps to prepare for increased activity levels by bolstering its investment in both our equipment and our people.  When the heavy snow and ice storms hit most of the country and our equipment stopped working in February and March, we continued our maintenance and training programs by taking advantage of equipment downtime.”

Mr. John continued, “Although our investment in our equipment and our people did result in higher short-term costs relative to revenue levels, it is important to remember that these investments provide direct long-term benefits to the Company, including: more efficient and safer equipment, better trained employees, and a better value proposition for our customers.  Through our ongoing remanufacturing program and technology initiatives, Key will be able to demonstrate that by achieving operating efficiencies and implementing new technologies to our service capability, we can reduce our customers’ operating expenses while at the same time charging a premium price for our services.”

Mr. John concluded, “We believe that the short-term impact of the higher operating costs experienced in the March quarter will be more than offset in the latter part of 2003 and in 2004.  We continue to believe that the U.S. natural gas fundamentals are compelling and we are very encouraged about the future.  Furthermore, as we have stated before, we manage this Company based on a long-term plan of achieving: (i) a debt to capitalization ratio of 25%; (ii) a dividend and/or share repurchase program; and (iii) organic growth, primarily in our fishing and rental tool operations and in selected international markets.  Finally, we are also pleased to announce that on March 21, 2003, the Company’s senior unsecured debt rating was upgraded to Ba2 by Moody’s Investor Services.”

Certain comments contained in this news release concerning the business outlook and anticipated financial results of the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that act.  Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects”, ‘“believes”, “anticipates” and similar phrases.  The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, there can be no assurances that the financial results or components will be as estimated.  The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

Key Energy Services, Inc. is the world’s largest rig-based, onshore well service company and owns approximately 1,489 well service rigs, 2,295 oilfield service vehicles, as well as 79 drilling rigs.  The Company provides diversified energy operations including well servicing, contract drilling and other oilfield services.  The Company has operations in all major onshore oil and gas producing regions of the continental United States and in Argentina, Egypt and Ontario, Canada.